PAYPAL HOLDINGS, INC.
DEFERRED COMPENSATION PLAN
AMENDED AND RESTATED AS OF NOVEMBER 6, 2018
TABLE OF CONTENTS
Page
ARTICLE I. TITLE AND DEFINITIONS1
1.1Title    1
1.2Definitions.    1
ARTICLE II. PARTICIPATION7
ARTICLE III. CONTRIBUTIONS7
3.1Elections to Defer Compensation.    7
3.2Distribution Elections.    9
3.3Spin-Off.    12
3.4Company Contributions.    12
3.5FICA and Other Taxes.    12
ARTICLE IV. INVESTMENTS13
4.1Measurement Funds.    13
4.2Investment Elections.    13
4.3Compliance with Section 16 of the Exchange Act.    14
ARTICLE V. ACCOUNTS14
5.1Accounts.    14
5.2Subaccounts.    15
ARTICLE VI. VESTING15
ARTICLE VII. DISTRIBUTIONS15
7.1Distribution of Accounts.    15
7.2Hardship Distribution.    17
7.3Effect of a Change in Control.    17
7.4Inability to Locate Participant.    18
7.5Prohibition on Acceleration of Distributions.    18
ARTICLE VIII. ADMINISTRATION18
8.1Committee.    18
8.2Administrator.    18
8.3Committee Action.    19
8.4Powers and Duties of the Committee.    19
8.5Delegation of Authority.    19
8.6Construction and Interpretation.    20
8.7Information.    20
8.8Compensation, Expenses and Indemnity.    20
8.9Quarterly Statements.    20
8.10Disputes.    20
8.11Compliance with Section 409A.    23
ARTICLE IX. MISCELLANEOUS23
9.1Unsecured General Creditor.    23
9.2Restriction Against Assignment.    23
9.3Withholding.    23
9.4Amendment, Modification, Suspension or Termination.    24
9.5Designation of Beneficiary.    24
9.6Governing Law.    25
9.7Compliance with Code Section 162(m).    25
9.8Payments on Behalf of Persons Under Incapacity.    25
9.9Limitation of Rights.    26
9.10Exempt ERISA Plan.    26
9.11Notice.    26
9.12Errors and Misstatements.    26
9.13Pronouns and Plurality.    26
9.14Severability.    26
9.15Status.    26
9.16Headings.    27

PayPal Holdings, Inc., a Delaware corporation (“PayPal Holdings”), and its direct and indirect subsidiaries have established and maintain the PayPal Holdings, Inc. Deferred Compensation Plan (the “Plan”) as of July 17, 2015, which Plan is designed to provide certain benefits for a select group of management and highly compensated employees through deferrals of salary and incentive compensation. This Plan, as amended and restated, shall be effective as of November 6, 2018.
The Plan is intended to comply with the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations and other guidance issued by the Secretary of the Treasury thereunder. To the extent permitted by such Treasury Regulations or other guidance, the Plan may be amended to conform to the requirements of Section 409A.

ARTICLE I.
TITLE AND DEFINITIONS
1.1    Title.
This Plan shall be known as the PayPal Holdings, Inc. Deferred Compensation Plan.
1.2    Definitions.
Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.
(a)    “401(k) Plan” shall mean the PayPal 401(k) Savings Plan maintained by PayPal Holdings under Section 401(k) of the Code, as in effect from time to time, or as applicable for any Participant, a plan maintained by a direct or indirect subsidiary of PayPal Holdings under Section 401(k) of the Code.
(b)    “Account” or “Accounts” shall mean a Participant’s Deferral Account and/or Company Account.
(c)    “Administrator” shall mean the individuals designated by the Committee (who need not be a member of the Committee) to handle the day-to-day Plan administration. If the Committee does not make such a designation, the Administrator shall be the Vice President, Global Rewards of the Company, or any successor position.
(d)    “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.
(e)    “Annual Retainer” shall mean the annual retainer(s) earned under the Director Compensation Policy by a Participant who is an Independent Director, which may be delivered in the form of cash or, at the Independent Director’s election, shares of PayPal Holdings common stock.
(f)    “Annual Stock Award” shall mean an annual award of shares of PayPal Holdings common stock granted under the Director Compensation Policy to a Participant who is an Independent Director.
(g)    “Base Salary” shall mean a Participant’s annual base salary, excluding bonus, incentive and all other remuneration for services rendered to the Company, prior to reduction for any salary contributions to a plan established pursuant to Section 125 or 423 of the Code or intended to be qualified pursuant to Section 401(k) of the Code and prior to reduction for deferrals under this Plan, withholding taxes and optional benefits elected by the Participant, as applicable.
(h)    “Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act.
(i)    “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant to receive the benefits specified hereunder in the event of the Participant’s death in accordance with Section 9.5.
(j)    “Board of Directors” or “Board” shall mean the Board of Directors of PayPal Holdings.
(k)    “Bonus” shall mean an incentive award earned by a Participant under the Company’s short-term incentive plan.
(l)    “Change in Control” shall be deemed to have occurred when any event or transaction described in paragraph (1), (2), (3) or (4) occurs, subject to paragraph (5):
(1)    Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of PayPal Holdings representing fifty percent (50%) or more of the combined voting power of PayPal Holdings’ then outstanding securities; or
(2)    The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of PayPal Holdings) whose appointment or election by the Board or nomination for election by PayPal Holdings’ stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or
(3)    There is consummated a merger or consolidation of PayPal Holdings or any direct or indirect subsidiary of PayPal Holdings with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of PayPal Holdings outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of PayPal Holdings or any subsidiary of PayPal Holdings, at least a majority of the combined voting power of the securities of PayPal Holdings or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of PayPal Holdings (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of PayPal Holdings (not including in the securities beneficially owned by such Person any securities acquired directly from PayPal Holdings or its affiliates other than in connection with the acquisition by PayPal Holdings or its affiliates of a business) representing fifty percent (50%) or more of the combined voting power of PayPal Holdings’ then outstanding securities; or
(4)    The stockholders of PayPal Holdings approve a plan of complete liquidation or dissolution of PayPal Holdings or there is consummated an agreement for the sale or disposition by PayPal Holdings of all or substantially all of PayPal Holdings’ assets, other than a sale or disposition by PayPal Holdings of all or substantially all of PayPal Holdings’ assets to an entity, at least a majority of the combined voting power of the voting securities of which are owned by stockholders of PayPal Holdings in substantially the same proportions as their ownership of PayPal Holdings immediately prior to such sale.
(5)    An event or transaction described in paragraph (1), (2), (3), or (4) shall be a “Change in Control” only if such event or transaction is a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code, to the extent provided by the Secretary of the Treasury.
(m)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(n)    “Committee” shall mean the Compensation Committee of the Board of Directors.
(o)    “Company” shall mean PayPal Holdings and any successor corporations. “Company” shall also include each corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which PayPal Holdings is a component member (and any such member of which PayPal Holdings shall be a direct or indirect parent corporation, a “subsidiary”).
(p)    “Company Account” shall mean the bookkeeping account maintained by the Company for each Participant that is credited with an amount equal to the Company Contribution, if any, debited by amounts equal to all distributions to and withdrawals made by the Participant and/or his Beneficiary and adjusted for investment earnings and losses pursuant to Article V.
(q)    “Company Contributions” shall mean any discretionary employer contribution, if any, made to the Plan on behalf of Eligible Individuals.
(r)    “Compensation” shall mean (i) in the case of Executives, Base Salary, Bonus and, at the Committee’s discretion, Restricted Stock Units that the Participant is entitled to receive for services rendered to the Company and (ii) in the case of Independent Directors, Annual Retainers and Annual Stock Awards that the Participant is entitled to receive for services rendered to the Company.
(s)    “Deferral Account” shall mean the bookkeeping account maintained by the Company for each Participant that is credited with amounts equal to the portion of the Participant’s Compensation that he elects to defer pursuant to Section 3.1, debited by amounts equal to all distributions to and withdrawals made by the Participant and/or his Beneficiary and adjusted for investment earnings and losses pursuant to Article V. The Deferral Account may be further subdivided into subaccounts as determined by the Committee.
(t)    “Deferral Election Form” shall mean the form designated by the Committee for purposes of making deferrals under Section 3.1.
(u)    “Director Compensation Policy” shall mean the policy adopted by PayPal Holdings, as in effect from time to time, for the compensation of Independent Directors.
(v)    “Disability” or “Disabled” means, with respect to a Participant, that the Participant:
(1)    is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or
(2)    is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of such Participant’s Employer, as determined in accordance with Section 409A(a)(2)(C) of the Code and the Treasury Regulations thereunder.
(w)    “Distributable Amount” of a Participant’s subaccounts with respect to a Plan Year shall mean the sum of the vested balance of the subaccount in a Participant’s Deferral Account and Company Account with respect to such Plan Year.
(x)    “eBay Plan” shall mean the eBay Inc. Deferred Compensation Plan as of the Effective Date.
(y)    “Effective Date” shall mean the date on which shares of common stock of PayPal Holdings are distributed to the stockholders of eBay Inc. pursuant to the Separation and Distribution Agreement.
(z)    “Election Period” with respect to a Plan Year shall mean the period designated by the Committee; provided, however, that such period shall be no less than ten business days. The Election Period with respect to a Plan Year shall end not later than the last day of the prior Plan Year; provided, however, that, in the case of an Eligible Individual who first becomes eligible to participate in the Plan during a Plan Year, the Election Period may be the thirty (30) day period commencing on the date such Eligible Individual first becomes eligible to participate in accordance with Section 409A(a)(4)(B)(ii) of the Code and the Treasury Regulations thereunder; and provided, further, in the case of an Eligible Individual’s election to defer a Bonus (or portion thereof) for a Plan Year that is performance-based compensation based on services over a period of at least twelve (12) months, within the meaning of Section 409A(a)(4)(B)(iii) of the Code and the Treasury Regulations thereunder, the Election Period may be a period designated by the Committee during such Plan Year that satisfies the requirements of Section 409A(a)(4)(B)(iii) of the Code and the Treasury Regulations thereunder.
(aa)    “Eligible Individual” shall mean those Executives and Independent Directors selected by the Committee. The Committee may, in its sole discretion, select such other individuals to participate in the Plan who do not otherwise meet the foregoing designation.
In connection with the Spin-Off and pursuant to the terms of the Employee Matters Agreement between PayPal Holdings and eBay Inc. (the “Employee Matters Agreement”), each employee of the Company or its subsidiaries as of immediately after the effective time of the Spin‑Off who was participating in the eBay Plan as of the Effective Date automatically became a Participant as of the effective time of the Spin-Off (any such Participant, a “Transferred PayPal Participant”).
(bb)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(cc)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder.
(dd)    “Executive” shall mean an executive of the Company who is on the U.S. payroll and who holds a position as Vice President or who holds a position with a more senior grade level than Vice President, or is otherwise designated by the Committee.
(ee)    “Hardship Distribution” shall mean a severe financial hardship to a Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse or of his dependent (as defined in Section 152(a) of the Code), (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Committee in accordance with Section 409A(a)(2)(B)(ii)(I) of the Code and the Treasury Regulations thereunder.
(ff)    “Independent Director” shall mean a member of the Board (i) who is a U.S. taxpayer and (ii) who is not an employee of the Company.
(gg)    “Measurement Fund” shall mean one or more of the investment funds selected by the Committee pursuant to Section 4.1.
(hh)    “Participant” shall mean any Eligible Individual who becomes a Participant in accordance with Article II and who has not received a complete distribution of the amounts credited to his Accounts.
(ii)    “PayPal Holdings” shall mean PayPal Holdings, Inc., a Delaware corporation.
(jj)    “Payment Date”
(1)    For Participants that are Independent Directors who are not and will continue not to be “specified employees” within the meaning of Section 409A at or following termination of employment, shall mean the time as soon as practicable after one of the following dates as designated by the Participant in his distribution form election with respect to a Plan Year, subject to the requirements of Section 409A, as interpreted by the Administrator:
(A)    the first business day following the date of the Participant’s Separation from Service or Disability, or
(B)    the earlier of: (i) the first business day of June of a calendar year specified by the Participant that is no earlier than the year after the year in which the Compensation would have been paid but for the Participant’s election to defer such Compensation, or (ii) the first business day following the date of the Participant’s Separation from Service or Disability.
(2)    For all other Participants not addressed in subsection (1) above, shall mean the time as soon as practicable after one of the following dates as designated by the Participant in his distribution form election with respect to a Plan Year:
(A)    the first business day of the seventh calendar month following the date of the Participant’s Separation from Service or Disability, or
(B)    the earlier of: (i) the first business day of June of a calendar year specified by the Participant that is no earlier than the year after the year in which the Compensation would have been paid but for the Participant’s election to defer such Compensation, or (ii) the first business day of the seventh calendar month following the date of the Participant’s Separation from Service or Disability.
“Payment Date” shall also mean the Scheduled In-Service Withdrawal Date elected in accordance with the provisions of Section 7.1(b).
(kk)    “Person” means any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (1) PayPal Holdings or any of its Affiliates, (2) a trustee or other fiduciary holding securities under an employee benefit plan of PayPal Holdings or any of its Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) a corporation owned, directly or indirectly, by the stockholders of PayPal Holdings in substantially the same proportions as their ownership of stock of PayPal Holdings, or (5) a person or group as used in Rule 13d-1(b) under the Exchange Act.
(ll)    “Plan” shall mean the PayPal Holdings, Inc. Deferred Compensation Plan set forth herein, as amended from time to time.
(mm)    “Plan Year” shall mean the twelve (12) consecutive month period beginning on each January 1 and ending on each December 31, except for the short Plan Year beginning on the Effective Date and ending on the following December 31.
(nn)    “Restricted Stock Units” shall mean restricted stock units granted to Executives under the PayPal Holdings, Inc. 2015 Equity Incentive Award Plan or any other equity compensation plans approved by PayPal Holdings’ stockholders, including restricted stock units assumed by PayPal Holdings in connection with the Spin-Off pursuant to the terms of the Employee Matters Agreement.
(oo)    “Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.
(pp)    “Scheduled In-Service Withdrawal Date”
(1)    For Participants that are Independent Directors who are not “specified employees” within the meaning of Section 409A, shall mean the earlier of: (i) the first business day of June of a calendar year specified by the Participant that is no earlier than the year after the year in which the Company would have been paid but for the Participant’s election to defer such Compensation, or (ii) the first business day following the date of the Participant’s Separation from Service or Disability, subject to the requirements of Section 409A, as interpreted by the Administrator.
(2)    For all other Participants not addressed in subsection (1) above, shall mean the earlier of: (i) the first business day of June of a calendar year specified by the Participant that is no earlier than the year after the year in which the Compensation would have been paid but for the Participant’s election to defer such Compensation, or (ii) the first business day of the seventh calendar month following the date of the Participant’s Separation from Service or Disability.
(qq)     “Section 409A” shall mean Section 409A of the Code and the Treasury Regulations thereunder.
(rr)    “Separation from Service” shall mean with respect to a Participant, such Participant’s Termination, if such Termination is a “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code, as determined by the Secretary of the Treasury (or such Participant’s other “separation from service,” as so defined).
(ss)    “Spin-Off” shall mean the distribution of shares of common stock of PayPal Holdings to the stockholders of eBay Inc. pursuant to the Separation and Distribution Agreement.
(tt)    “Subaccount” or “Subaccounts” shall mean the subaccount or subaccounts maintained with respect to a Participant’s Deferral Account or Company Account.
(uu)    “Termination” shall mean (i) for any Participant who is an employee, ceasing to be an employee of the Company, and (ii) for any Participant who is an Independent Director, ceasing to be a member of the Board of Directors, in each case for reasons other than death or Disability. If a Participant is both an employee of the Company and a member of the Board of Directors, he shall not have a Termination until he terminates from both positions.
(vv)    “Valuation Date,” with respect to the Measurement Funds that are available under the 401(k) Plan, shall have the same meaning as under the 401(k) Plan. For purposes of other Measurement Funds, “Valuation Date” shall be as determined by the Committee.
ARTICLE II.
PARTICIPATION
(a)    An Eligible Individual shall become a Participant in the Plan by (1) electing to make deferrals in accordance with Section 3.1 or receiving a Company Contribution and (2) filing with the Company such other forms as the Committee may reasonably require for participation hereunder.
(b)    An Eligible Individual who completes the requirements of the preceding subsection of this Article II shall commence participation in this Plan as of the first day of the Plan Year with respect to which Compensation is elected to be deferred.
ARTICLE III.
CONTRIBUTIONS
3.1    Elections to Defer Compensation.
(a)    General Rule. Each Eligible Individual may defer Compensation for a Plan Year by filing with the Administrator a Deferral Election Form for such Plan Year that conforms to the requirements of this Section 3.1, no later than the last day of the applicable Election Period for such Plan Year. The Committee may permit an Eligible Individual who first becomes eligible to participate in the Plan during a Plan Year to have his first Election Period during such Plan Year. An election to defer Compensation for a Plan Year must be filed during the Election Period prior to the effective date of such election and shall be effective only for Compensation that constitutes compensation for services performed during periods during the Plan Year beginning after the effective date of such election. Notwithstanding the previous sentence, if an Eligible Individual’s Bonus (or portion thereof) is performance-based compensation based on services performed over a period of at least twelve (12) months, within the meaning of Section 409A(a)(4)(B)(iii) and the Treasury Regulations thereunder, the Committee may permit such Eligible Individual to file an election to defer such Bonus (or such portion thereof), or change such Eligible Individual’s prior election to defer such Bonus (or such portion thereof), no later than six months before the end of the period over which such services are to be performed, under the terms and conditions specified by the Committee, in accordance with Section 409A(a)(4)(B)(iii) of the Code and the Treasury Regulations thereunder. A Participant who is an Executive must make a separate election to defer Compensation for each Plan Year. Any election to defer Compensation made by a Participant who is an Independent Director with respect to any Plan Year shall apply to the applicable type of Compensation with respect to future Plan Years unless the Independent Director Participant affirmatively terminates or chooses different election(s) during the Election Period in accordance with the procedures established by the Committee.
(b)    Special Rules. Notwithstanding the above, the following restrictions apply to deferrals of Restricted Stock Units and Annual Stock Awards.
(1)    Restricted Stock Units or Annual Stock Awards. A Participant may elect to defer his Restricted Stock Units or Annual Stock Awards (as applicable) (or a portion thereof), to the extent permitted by the Committee. In order to defer Restricted Stock Units or Annual Stock Awards (or a portion thereof), an eligible Participant must file the appropriate Deferral Election Form no later than the election date required under Section 409A. A Participant’s election to defer Restricted Stock Units or Annual Stock Awards shall be effective only for the Restricted Stock Units or Annual Stock Awards (or a portion thereof) that constitute compensation for services performed during periods during the Plan Year (or a subsequent Plan Year) after the effective date of the Participant’s deferral election, or as otherwise permitted under Section 409A.
(2)    Limitation on Deferrals. A Participant may elect to defer Restricted Stock Units or Annual Stock Awards (or any portion thereof) only to the extent such deferral satisfies the requirements of Section 409A.
(c)    Deferral Amounts.
(1)    The amount of Compensation which a Participant may elect to defer for a Plan Year is such Compensation earned on or after the time at which the Participant elects to defer each Plan Year in accordance with Section 3.1(a), and which is earned during such Plan Year. The applicable limitations for any Participant shall be determined by the Committee, determined as of the first day of the Election Period for such Plan Year.
(2)    Each Participant shall be permitted to defer, in any whole percentage: (A) from 5% to 50% of Base Salary, (B) from 5% to 100% of his Bonus, (C) from 5% to 100% of his Annual Retainers, (D) from 5% to 100% of his Annual Stock Awards, and (E) from 5% to 100% of his Restricted Stock Units, subject to Section 3.1(b), rounded down to the nearest whole share.
(3)    Notwithstanding the limitations established above, the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy the Participant’s income and employment tax withholding obligations (including Social Security, unemployment and Medicare) and the Participant’s employee benefit plan contribution requirements, determined on the first day of the Election Period for such Plan Year, as applicable and as determined by the Committee.
(d)    Duration of Deferral Election.
(1)    A Participant shall not modify or suspend his election to defer Compensation during a Plan Year.
(2)    A Participant must file a new deferral election for each subsequent Plan Year. In the event a Participant fails to file a timely deferral election for the next Plan Year, he shall be deemed to have elected not to defer any Compensation for such Plan Year.
(e)    Elections. Subject to the limitations of subsection (b), any Eligible Individual who does not elect to defer Compensation during his Election Period for a Plan Year may subsequently become a Participant.
3.2    Distribution Elections.
(a)    General Rule. Each Participant who is an Executive must make a separate distribution election with respect to each Plan Year for which such Participant elects to defer Compensation in accordance with Section 3.1. The distribution election of a Participant who is an Independent Director with respect to any Plan Year shall apply with respect to future Plan Years unless the Independent Director Participant affirmatively terminates or chooses different election(s) during the Election Period in accordance with the procedures established by the Committee. A Participant’s distribution election with respect to a Plan Year shall apply to: (1) the subaccount in his Deferral Account to which shall be credited the amount equal to the portion of his Compensation earned during such Plan Year that he elects to defer pursuant to Section 3.1; and (2) the subaccount in his Company Account to which shall be credited the amount equal to the Company Contribution for such Plan Year, if any. A Participant’s distribution election with respect to a Plan Year shall elect the Payment Date and the form of distribution of his Distributable Amount with respect to such Plan Year for purposes of distributions under Section 7.1(a) in the event of such Participant’s Separation from Service or Disability. Such Payment Date and distribution form elections shall be made on such Participant’s Deferral Election Form during the Election Period for which such Participant elects to defer Compensation under Section 3.1 for such Plan Year, and such Payment Date and distribution form elections with respect to such Plan Year shall be irrevocable, except as provided in subsection (b). A Participant may elect any Payment Date described in Section 1.2(jj), and may elect distribution in the normal form, as described in Section 7.1(a)(1), or an optional form described in Section 7.1(a)(2). In the event a Participant fails to elect a Payment Date for his Distributable Amount with respect to a Plan Year, his Payment Date for his Distributable Amount with respect to such Plan Year shall be the date described in Section 1.2(jj)(1)(A) or 1.2(jj)(2)(A), as applicable. In the event a Participant fails to make a distribution form election for his Distributable Amount with respect to a Plan Year, his Distributable Amount with respect to such Plan Year shall be distributed in the normal form, as described in Section 7.1(a)(1) in the event of his Separation from Service or Disability, except as provided in subsection (b). Except as provided in subsection (b), a Participant’s distribution for his Distributable Amount with respect to a Plan Year shall be made or commence as soon as administratively practicable after such Participant’s Payment Date.
(b)    Changes to Distribution Form Election. Subject to subsection (e), a Participant may change his distribution form election for his Distributable Amount with respect to a Plan Year in accordance with this subsection (b) as follows:
(1)    Change from Lump Sum. If such Participant elected to receive the distribution of his Distributable Amount with respect to a Plan Year in the event of his Separation from Service or Disability in the normal form, as described in Section 7.1(a)(1) (i.e., a lump sum), such Participant may change such distribution form election by making a new distribution form election for his Distributable Amount with respect to such Plan Year providing for distribution in one of the following forms, with such distribution made or commencing on the fifth anniversary of his initially elected Payment Date:
(A)    a lump sum, or
(B)    annual installments (calculated as set forth at Section 7.1(a)(6)) over a period of from two (2) up to fifteen (15) years.
(2)    Change from Installments. If such Participant elected to receive the distribution of his Distributable Amount with respect to a Plan Year in the event of his Separation from Service or Disability in an optional form, as provided in Section 7.1(a)(2) (i.e., annual installments over a period of years), such Participant may change such distribution form election by making a new distribution form election for his Distributable Amount with respect to such Plan Year providing for distribution in one of the following forms, with such distribution commencing on the fifth anniversary of his initially elected Payment Date:
(i)    a lump sum, provided that no installments have commenced with respect to such Plan Year,
(ii)    annual installments (calculated as set forth at Section 7.1(a)(6)) over the period of years specified in such Participant’s initial distribution form election, provided that no installments have commenced with respect to such Plan Year, or
(iii)    annual installments (calculated as set forth at Section 7.1(a)(6)) over a period of from two (2) up to fifteen (15) years, provided that such period exceeds the period of years specified in such Participant’s initial distribution form election, and provided, further, that no installments have commenced with respect to such Plan Year.
(3)    A Participant may make only one change to his distribution form election with respect to a Plan Year under this subsection (b).
(c)    Election of Scheduled In-Service Withdrawal Date. A Participant may elect a Scheduled In-Service Withdrawal Date with respect to his deferrals of Compensation (including any investment earnings on such amounts) plus any Company Contributions to the extent vested, if any, (the “Withdrawal Amount”) with respect to a Plan Year. Such election of a Scheduled In‑Service Withdrawal Date for such Participant’s Withdrawal Amount with respect to a Plan Year shall be made by such Participant during the Election Period for which such Participant elects to defer Compensation under Section 3.1 for such Plan Year, and such election of a Scheduled In‑Service Withdrawal Date shall be irrevocable, except as provided in subsection (d). A Participant may make separate Scheduled In-Service Withdrawal Date elections for his deferrals of Compensation (including any investment earnings on such amounts) with respect to different Plan Years. A Participant’s Withdrawal Amount with respect to a Plan Year shall be credited to subaccounts under such Participant’s Accounts for such Plan Year. A Participant shall not be required to elect a Scheduled In-Service Withdrawal Date with respect to his deferrals of Compensation for a Plan Year and, if a Participant fails to make an election of a Scheduled In‑Service Withdrawal Date for a Plan Year, no Scheduled In-Service Withdrawal Date shall apply with respect to his deferrals of Compensation for such Plan Year.
(d)    Change of Scheduled In-Service Withdrawal Date. Subject to subsection (e), if a Participant elected a Scheduled In-Service Withdrawal Date with respect to his deferrals of Compensation (including any investment earnings on such amounts) with respect to a Plan Year, such Participant may change such Scheduled In-Service Withdrawal Date for the Withdrawal Amount with respect to such Plan Year by electing a new Scheduled In-Service Withdrawal Date for the Withdrawal Amount with respect to such Plan Year that is not less than five years later than the Scheduled In-Service Withdrawal Date previously elected by such Participant for such Plan Year. A Participant who has not elected a Scheduled In-Service Withdrawal Date for his deferrals of Compensation (including any investment earnings on such amounts) for a Plan Year may not subsequently elect a Scheduled In-Service Withdrawal Date for his deferrals of Compensation (including any investment earnings on such amounts) for such Plan Year. A Participant may make only one change to the Scheduled In-Service Withdrawal Date with respect to each Plan Year under this subsection (d).
(e)    Limitation on Distribution Changes. A Participant’s election to change his distribution form election with respect to a Plan Year under subsection (b), or change of a Scheduled In-Service Withdrawal Date with respect to a Plan Year under subsection (d), shall be subject to the following limitations:
(1)    The Participant’s election to change his distribution election form with respect to a Plan Year, or change his Scheduled In-Service Withdrawal Date with respect to a Plan Year, shall not take effect until at least twelve (12) months after his election to change the distribution form election, or Scheduled In-Service Withdrawal Date, is made. If the distribution of such Participant’s Distributable Amount with respect to a Plan Year (in the case of a change in his distribution election form), or the distribution of the Withdrawal Amount with respect to such Plan Year (in the case of a change in his Scheduled In-Service Withdrawal Date), is made or commenced before the election to change his distribution form election or Scheduled In-Service Withdrawal Date, as the case may be, becomes effective, the election to change his distribution form election or Scheduled In-Service Withdrawal Date shall not thereafter become effective, and distributions shall be made in accordance with the distribution form election, and Scheduled In-Service Withdrawal Date (if any), as applicable, in effect prior to the Participant’s election to change.
(2)    The Participant’s election to change his distribution election form with respect to a Plan Year, or change his Scheduled In-Service Withdrawal Date with respect to a Plan Year, shall provide that the applicable payment date, with respect to such new distribution form election, or new Scheduled In-Service Withdrawal Date, shall be deferred for a period of not less than five years from the date such payment would otherwise have been made. For purposes of the Plan, a series of installment payments shall be treated as a single payment commencing on the applicable payment date.
(3)    The Participant’s election to change his Scheduled In-Service Withdrawal Date with respect to a Plan Year shall not be made less than twelve (12) months prior to the date of the first scheduled payment under the Participant’s initial election of the Scheduled In-Service Withdrawal Date with respect to such Plan Year.
The limitations under this subsection (e) shall be applied in accordance with Section 409A(a)(4)(C) of the Code and the Treasury Regulations thereunder.
3.3    Spin-Off.
(a)    Pursuant to the terms of the Employee Matters Agreement, as of the effective time of the Spin-Off, the Company and the Plan assumed all liabilities and obligations of eBay Inc. and its subsidiaries under the eBay Plan with respect to any Transferred PayPal Participants, including for any benefits due under such plan to such Eligible Individuals, and such benefits shall be administered and paid under the terms of this Plan; provided, however, that all deferral, investment and distribution elections made by such Transferred PayPal Participants under the eBay Plan with respect to any Plan Year occurring prior to the Effective Date and the Plan Year in which the Effective Date occurs will continue to apply and shall be administered under this Plan.
(b)    As of the Effective Date, the Plan assumed and will honor the terms of all domestic relations orders in effect under the eBay Plan in respect of Transferred PayPal Participants.
3.4    Company Contributions.
(a)    For any Plan Year, the Company may, but is under no obligation to, make contributions on behalf of a Participant in addition to the Participant’s elective deferrals. Such contributions may be in any amount or form (for example, matching or profit sharing contributions) and subject to any conditions or terms as the Company, in its sole discretion, deems appropriate.
(b)    The Company Contribution for a Plan Year shall be credited to a Participant’s Company Account in the manner determined by the Committee.
3.5    FICA and Other Taxes.
(a)    Annual Deferral Amounts. For each Plan Year in which a Participant who is an employee makes a deferral under Section 3.1, the Company shall withhold from that portion of the Participant’s Compensation that is not being deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes on such amount, if applicable. If necessary, the Committee may reduce the Participant’s deferrals under Section 3.1 or make deductions from his Deferral Account in order to comply with this Section 3.5, to the extent permitted under Section 409A.
(b)    Company Amounts. For each Plan Year in which a Participant is credited with a contribution to his Company Account under Section 3.4, the Company shall withhold from the Participant’s Compensation that is not deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes, if applicable. If necessary, the Committee may reduce the Participant’s Company Account in order to comply with this Section 3.5, to the extent permitted under Section 409A of the Code.
ARTICLE IV.
INVESTMENTS
4.1    Measurement Funds.
(a)    In the manner designated by the Committee, Participants may elect one or more Measurement Funds to be used to determine the additional amounts to be credited to their Accounts. Although the Participant may designate the Measurement Funds, the Committee shall not be bound by such designation. The Committee shall select from time to time, in its sole discretion, the Measurement Funds to be available under the Plan.
(b)    No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his Accounts thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Accounts shall not be considered or construed in any manner as an actual investment of his Accounts in any such Measurement Fund. In the event that the Company, in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Accounts shall at all times be a bookkeeping entry only and shall not represent any investment made on his behalf by the Company. The Participant shall at all times remain an unsecured creditor of the Company.
4.2    Investment Elections.
(a)    Deferral Accounts and Company Accounts. Except as provided in Section 4.3, Participants may designate how their Deferral Accounts and Company Accounts, if any, shall be deemed to be invested under the Plan.
(1)    Such Participants may make separate investment elections for (i) their future deferrals of Compensation, (ii) future Company Contributions and (iii) the existing balances of their Accounts.
(2)    Such Participants may make and change their investment elections by choosing from the Measurement Funds designated by the Committee in accordance with the procedures established by the Committee.
(3)    Except as otherwise designated by the Committee, the available Measurement Funds under this Section 4.2 shall generally be the investment funds available under the 401(k) Plan (excluding any brokerage account option).
(4)    If a Participant fails to elect a Measurement Fund under this Section 4.2, he shall be deemed to have elected the default Measurement Fund (as designated by the Committee) for all of his Accounts.
(b)    Continuing Investment Elections. Participants who have had a Termination but not yet commenced distributions under Article VII, or Participants or Beneficiaries who are receiving installment payments, may continue to make investment elections pursuant to subsection (a) above, as applicable, except as otherwise determined by the Committee.
(c)    Certain Deferral Subaccounts. A Participant may not direct the investment of the subaccounts of the Deferral Accounts that are credited with Restricted Stock Units, Annual Stock Awards or Annual Retainers that are payable in shares of PayPal Holdings common stock, which shall be invested in notional shares of PayPal Holdings common stock.
4.3    Compliance with Section 16 of the Exchange Act.
(a)    Any Participant or Beneficiary who is subject to Section 16 of the Exchange Act shall have his Measurement Fund elections under the Plan subject to the requirements of the Exchange Act, as interpreted by the Committee.
(b)    Notwithstanding any other provision of the Plan or any rule, instruction, election form or other form, the Plan and any such rule, instruction or form shall be subject to any additional conditions or limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, such Plan provision, rule, instruction or form shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
ARTICLE V.
ACCOUNTS
5.1    Accounts.
(a)    The Committee shall establish and maintain a Deferral Account, and a Company Account for each Participant under the Plan. Each Participant’s Accounts shall be divided into separate subaccounts in accordance with Section 5.2. Each such subaccount shall be further divided into separate investment fund subaccounts, each of which corresponds to a Measurement Fund elected by the Participant pursuant to Section 4.2. In addition, Participants’ Deferral Accounts may be further divided into subaccounts consisting of deferred Restricted Stock Units, Annual Stock Awards and Annual Retainers payable in shares of PayPal Holdings common stock.
(b)    The performance of a Participant’s investment fund subaccount (either positive or negative) shall be determined by the Committee, in its reasonable discretion, based on the performance of the corresponding Measurement Fund. A Participant’s Accounts shall be credited or debited on each Valuation Date based on the performance of each Measurement Fund selected by the Participant over the valuation period ending on such Valuation Date, as determined by the Committee in its sole discretion, as though (i) a Participant’s Accounts were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such period, as of the close of business on the first business day of such period, at the closing price on such date; (ii) the portion of the Participant’s Compensation that was actually deferred pursuant to Section 3.1 during any period were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such period, no later than the close of business on the first business day after the day on which such amounts are actually deferred from the Participant’s Compensation, at the closing price on such date; and (iii) any withdrawal or distribution made to a Participant that decreases such Participant’s Accounts ceased being invested in the Measurement Fund(s), in the percentages applicable to such period, no earlier than one business day prior to the distribution, at the closing price on such date. The Participant’s Company Contributions, if any, shall be credited to his Company Account for purposes of this Section 5.1, in the manner determined by the Committee.
5.2    Subaccounts.
(a)    The Committee shall establish and maintain, with respect to a Participant’s Deferral Account, a subaccount with respect to each Plan Year, to which shall be credited the amount equal to the portion of the Participant’s Compensation earned during such Plan Year that he elects to defer pursuant to Section 3.1, debited by amounts equal to distributions to and withdrawals made by the Participant and/or his Beneficiary and adjusted for investment earnings and losses pursuant to Article V.
(b)    The Committee shall establish and maintain, with respect to a Participant’s Company Account, a subaccount with respect to each Plan Year, to which shall be credited the amount equal to the Company Contributions, if any, made pursuant to Section 3.4 on behalf of such Participant during such Plan Year, debited by amounts equal to distributions to and withdrawals made by the Participant and/or his Beneficiary and adjusted for investment earnings and losses pursuant to Article V.
ARTICLE VI.
VESTING
Each Participant shall be 100% vested in his Deferral Account at all times, provided, however, that any Restricted Stock Units, Annual Stock Awards and Annual Retainers a Participant elects to defer shall remain subject to the conditions for vesting, if any, specified in any applicable award notice or agreement or under the Director Compensation Policy. The Company will set conditions for the vesting of any Company Contributions on or before the date they are contributed to the Plan.
ARTICLE VII.
DISTRIBUTIONS
7.1    Distribution of Accounts.
(a)    Distribution of Accounts.
(1)    Normal Form. Except as provided in paragraph (2), paragraph (3) or Section 7.3, a Participant’s Distributable Amount with respect to each Plan Year shall be paid to the Participant in a single lump sum in cash on the Participant’s Payment Date.
(2)    Optional Forms. Instead of receiving his Distributable Amount with respect to each Plan Year as described at Section 7.1(a)(1), the Participant may elect in accordance with Section 3.2 an optional form of payment (on the form provided by the Committee) at the time of his deferral election for such Plan Year to receive his Distributable Amount in equal annual installments in cash (calculated as set forth in Section 7.1(a)(6)) over a period of from two (2) up to fifteen (15) years beginning on the Participant’s Payment Date.
(3)    Distribution Election Changes. In the event that a Participant changes his distribution form election with respect to a Plan Year in accordance with Section 3.2(b), and such new distribution form election becomes effective upon the Separation from Service or Disability of such Participant, the Distributable Amount with respect to such Plan Year shall be paid to the Participant in accordance with such new distribution form election.
(4)    Small Accounts. Notwithstanding any provision to the contrary, in the event the total of a Participant’s Distributable Amounts with respect to all Plan Years is equal to or less than $50,000 on any Payment Date of the Participant, such Distributable Amounts shall be distributed to the Participant (or his Beneficiary, as applicable) in a lump sum.
(5)    Investment Adjustments. The Participant’s Accounts shall continue to be adjusted for investment earnings and losses pursuant to Article V of the Plan until all amounts credited to his Accounts under the Plan have been distributed.
(6)    Calculating Installments. All installment payments made under the Plan shall be determined in accordance with the annual fractional payment method, calculated as follows: the balance of subaccounts in the Participant’s Accounts with respect to a Plan Year shall be calculated as of the close of business on the last business day prior to the date on which the annual installment is scheduled to be paid. The annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects 10 year installments for the distribution of the subaccounts in his Accounts with respect to a Plan Year, the first payment shall be 1/10 of the balance of such subaccounts in his Accounts calculated as described in this definition. The following year, the payment shall be 1/9 of such subaccounts in the balance of the Participant’s Accounts, calculated as described in this definition. Each annual installment shall be paid on or as soon as practicable after the Payment Date or the applicable anniversary of the Participant’s Payment Date.
(b)    Distribution on a Scheduled In-Service Withdrawal Date.
(1)    In the case of a Participant who has elected a Scheduled In-Service Withdrawal Date for a distribution to be made while still in the employ of the Company, such Participant shall receive his Withdrawal Amount as shall have been elected by the Participant to be subject to the Scheduled In-Service Withdrawal Date. A Participant’s Scheduled In-Service Withdrawal Date with respect to amounts of Compensation deferred in a given Plan Year must be at least one year from the last day of the Plan Year for which such deferrals are made.
(2)    The Participant may elect, in accordance with Section 3.2, to have the Withdrawal Amount paid in a lump sum in cash or in equal annual installments in cash (calculated as set forth in Section 7.1(a)(6)) over a period of from two (2) up to fifteen (15) years beginning on the Participant’s Payment Date.
(3)    A Participant may elect to change the Scheduled In-Service Withdrawal Date for the Withdrawal Amount for any Plan Year in accordance with Section 3.2(d).
(4)    In the event of a Participant’s Separation from Service or Disability prior to a Scheduled In-Service Withdrawal Date, the Participant’s entire Withdrawal Amount shall be paid in accordance with the Participant’s election with respect to such Plan Year under Section 7.1(a).
(c)    Distribution upon Death. In the event a Participant dies, any remaining balance in his Accounts shall be paid to his Beneficiary in a lump sum in cash or PayPal Holdings common stock, as appropriate, (i) if the Participant is an Executive, on the first business day of the seventh calendar month following the date of the Participant’s death, or (ii) if the Participant is an Independent Director, on the first business day following the date of the Participant’s death or as soon as administratively practicable thereafter (but in no event, later than December 31 of the first calendar year following the calendar year during which the death occurs).
7.2    Hardship Distribution.
A Participant shall be permitted to elect a Hardship Distribution of all or a portion of his Accounts under the Plan prior to the Payment Date, subject to the following restrictions:
(a)    The election to take a Hardship Distribution shall be made by filing the form provided by the Administrator before the date established by the Administrator.
(b)    The Administrator shall have made a determination that the requested distribution constitutes a Hardship Distribution.
(c)    The amount determined by the Administrator as a Hardship Distribution shall be paid in a single lump sum in cash as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Administrator. The Hardship Distribution shall be distributed proportionately from the subaccounts in the Participant’s Accounts.
(d)    If a Participant receives a Hardship Distribution, the Participant shall be ineligible to contribute deferrals to the Plan for the following Plan Year.
(e)    The amount of the Hardship Distribution with respect to a severe financial hardship shall not exceed the amounts necessary to satisfy such hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), as determined by the Administrator in accordance with Section 409A(a)(2)(B)(ii)(II) of the Code and the Treasury Regulations thereunder.
7.3    Effect of a Change in Control.
(a)    In the event there is a Change in Control, the person who is the chief executive officer of PayPal Holdings (or, if not so identified, PayPal Holdings’ highest ranking officer) shall name a third-party fiduciary as the sole member of the Committee immediately prior to such Change in Control. The appointed fiduciary shall oversee the administration of the Plan and provide for the distributions of the accounts under the Plan in accordance with the terms of the Plan and the elections of the Participants.
(b)    Upon and after the occurrence of a Change in Control, PayPal Holdings must (i) pay all reasonable administrative fees and expenses of the appointed fiduciary, (ii) indemnify the appointed fiduciary against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the appointed fiduciary’s duties hereunder, other than with respect to matters resulting from the gross negligence or willful misconduct of the appointed fiduciary or its agents or employees and (iii) timely provide the appointed fiduciary with all necessary information related to the Plan, the Participants and Beneficiaries.
(c)    Notwithstanding Section 9.4, in the event there is a Change in Control no amendment may be made to this Plan except as approved by the third-party fiduciary. Upon a Change in Control, the Company shall establish an irrevocable trust and contribute assets to such trust in an amount equal to the aggregate amount credited to the Participants’ Accounts, as determined by the appointed fiduciary, plus any deferred payments as they are deferred by the Participants. Such trust shall conform to the model “rabbi trust” agreement provided by the Internal Revenue Service in Revenue Procedure 92-64, as revised from time to time, and shall be structured as an unfunded arrangement.
7.4    Inability to Locate Participant.
In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the amount allocated to the Participant’s Accounts shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date of forfeiture, subject to applicable escheat laws.
7.5    Prohibition on Acceleration of Distributions.
The time or schedule of payment of any withdrawal or distribution under the Plan shall not be subject to acceleration, except as provided under Treasury Regulations promulgated in accordance with Section 409A(a)(3) of the Code.
ARTICLE VIII.
ADMINISTRATION
8.1    Committee.
The Committee shall administer the Plan in accordance with this Article.
8.2    Administrator.
The Administrator, unless restricted by the Committee, shall exercise the powers under Sections 8.4 and 8.5, except when the exercise of such authority would materially affect the cost of the Plan to the Company or materially increase benefits to Participants.
8.3    Committee Action.
The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The chairman or any other member or members of the Committee designated by the chairman may execute any certificate or other written direction on behalf of the Committee.
8.4    Powers and Duties of the Committee.
(a)    The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes as set forth herein, including, but not by way of limitation, the following:
(1)    To select the Measurement Funds in accordance with Section 4.1 hereof;
(2)    To construe and interpret the terms and provisions of the Plan and to remedy any inconsistencies or ambiguities hereunder;
(3)    To select individuals eligible to participate in the Plan;
(4)    To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;
(5)    To maintain all records that may be necessary for the administration of the Plan;
(6)    To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;
(7)    To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;
(8)    To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and
(9)    To take all actions necessary for the administration of the Plan.
8.5    Delegation of Authority.
To the extent permitted by applicable law, the Committee may from time to time delegate to a committee of one or more members of the Board or one or more executives or employees of the Company its powers and duties under the Plan, including its power and authority under Section 9.4. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 8.5 shall serve in such capacity at the pleasure of the Committee.
8.6    Construction and Interpretation.
The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.
8.7    Information.
To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.
8.8    Compensation, Expenses and Indemnity.
(a)    The members of the Committee shall serve without compensation for their services hereunder.
(b)    The Committee is authorized at the expense of the Company to employ such legal counsel and other advisors as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.
(c)    To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.
8.9    Quarterly Statements.
Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Accounts on a quarterly basis that provides account information as of each of March 31, June 30, September 30 and December 31.
8.10    Disputes.
(a)    Claim.
A person who believes that he is being denied a benefit to which he is entitled under this Plan (a “Claimant”) may file a written request for such benefit with the Administrator, setting forth his claim. The request must be addressed to the Administrator at PayPal Holdings at its then principal place of business.
(b)    Claim Decision.
Upon receipt of a claim, the Administrator shall advise the Claimant that a reply shall be forthcoming within 90 days (or in the case of a claim for disability benefits (a “Disability Claim”), 45 days) and shall, in fact, deliver such reply within such applicable period. The Administrator may, however, extend the reply period (i) in the case of a non-Disability Claim, for an additional 90 days for special circumstances, or (ii) in the case of a Disability Claim, for an additional 30 days if such extension is necessary due to matters beyond the Plan’s control. The extension notice must indicate the circumstances requiring an extension of time and the date by which the claim reviewer expects to render a decision.
If a Disability Claim cannot be processed within the first 30-day extension period due to matters beyond the Plan’s control, the Plan’s deadline for responding to the claim may be extended for up to an additional 30 days, provided that the Claimant is so advised in writing or by electronic means within the first extension period.  In addition to indicating the circumstances requiring an extension of time and the date by which the claim reviewer expects to render a decision, each extension notice for a Disability Claim also must specifically explain the standards on which the entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues. The Claimant must be afforded at least 45 days to provide the specified information.
If the claim is denied in whole or in part, the Administrator shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specified reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation of why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under Section 8.10(c).
In the case of a Disability Claim denial, the denial notice must be provided in a culturally and linguistically appropriate manner (to the extent required by the regulations under Section 503 of ERISA) and, in addition to the information required by the preceding paragraph, must include: (A) a discussion of the decision, including an explanation of the basis for disagreeing with or not following (1) the views of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant, in each case as presented by the Claimant to the Plan, (2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the denial, without regard to whether the advice was relied upon in making the benefit determination, and (3) a Social Security disability determination presented by the Claimant to the Plan; (B) if the denial is based on medical necessity, experimental treatment, or a similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such an explanation will be provided upon request and free of charge; (C) any specific internal rules, guidelines, protocols, standards, or other similar criteria of the Plan relied upon in the denial (or if none, a statement to that effect); and (D) a statement that, upon request and free of charge, the Claimant is entitled to reasonable access to, and copies of, all documents, records, and other information relevant to the claim.
(c)    Request for Review.
Within 60 days (or in the case of a Disability Claim, 180 days) after the receipt by the Claimant of the written decision described above, the Claimant may request in writing a review of the determination of the Administrator. Such review shall be completed by the Committee. Such request must be addressed to the Secretary of PayPal Holdings, at its then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such 60-day (or in the case of a Disability Claim, 180-day) period, he shall be barred and estopped from challenging the Administrator’s determination.
In the case of a Disability Claim denial, the Claimant (or his authorized representative) also has the right to: (i) receive a review that does not defer to the initial claim denial and that is conducted by someone other than the individual who made the denial and who is not such person’s subordinate; (ii) be given the identity of any medical or vocational experts whose advice was obtained in connection with the benefit determination, regardless of whether the advice was relied upon in making the decision; (iii) receive (in instances when the benefit determination was based in whole or part on medical judgment) a review in which the Committee consults with a health care professional with appropriate training and experience (and which professional did not consult on the initial denial and who is not such person’s subordinate); (iv) automatically be provided as soon as possible and sufficiently in advance of the appeal determination, free of charge, any new or additional evidence considered, relied upon or generated by the Committee or other person making the benefit determination (or at the direction of the Committee or such person) in connection with the claim; and (v) automatically be provided as soon as possible and sufficiently in advance of the appeal determination, free of charge, any new or additional rationale for the appeal determination.
(d)    Review of Decision.
Within 60 days (or in the case of a Disability Claim, 45 days) after the receipt of a request for review by the Committee, after considering all materials presented by the Claimant, the Committee shall inform the Claimant in writing, in a manner calculated to be understood by the Claimant, of its decision, setting forth the specific reasons for its decision and specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the review period be extended, the Committee shall so notify the Claimant and shall render the decision as soon as possible, but no later than 120 days (or in the case of a Disability Claim, 90 days) after receipt of the request for review. The extension notice must indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a decision.
If the appeal of the claim is wholly or partially denied, the notice of the Committee’s final decision must include specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based, and a statement that the Claimant is entitled, upon request and free of charge, to reasonable access to, and copies of, all documents, records and other information relevant to the claim.  The notice must be written in a manner calculated to be understood by the Claimant and must notify the Claimant of his right to bring a civil action under Section 502(a) of ERISA.  In the case of a Disability Claim denial, the notice must be provided in a culturally and linguistically appropriate manner (to the extent required by the regulations under Section 503 of ERISA), and in addition to the above, must include (i) a statement of the applicable contractual limitations period, including the calendar date that such period will expire with respect to the claim; and (ii) the information set forth in items (A)-(C) in the final paragraph of Section 8.10(b), regarding claim denials, above.
8.11    Compliance with Section 409A.
The Plan shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder.
ARTICLE IX.
MISCELLANEOUS
9.1    Unsecured General Creditor.
Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and Title I of ERISA.
9.2    Restriction Against Assignment.
(a)    The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No right, title or interest in the Plan or in any account may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. No right, title or interest in the Plan or in any Account shall be subject to the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
(b)    Notwithstanding the provisions of subsection (a), a Participant’s interest in his Account may be transferred by the Participant pursuant to a domestic relations order that constitutes a “qualified domestic relations order” as defined by the Code or Title I of ERISA.
9.3    Withholding.
There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or a Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or compensation) by an amount sufficient to provide the amount of said taxes.
9.4    Amendment, Modification, Suspension or Termination.
(a)    Subject to Section 7.3, the Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any vested amounts allocated to a Participant’s Accounts. In the event of Plan termination, distributions shall continue to be made in accordance with the terms of the Plan.
(b)    Notwithstanding anything to the contrary in the Plan, if and to the extent the Company shall determine that the terms of the Plan may result in the failure of the Plan, or amounts deferred by or for any Participant under the Plan, to comply with the requirements of Section 409A, or any applicable guidance promulgated by the Secretary of the Treasury in connection therewith, the Company shall have authority to take such action to amend, modify, cancel or terminate the Plan or distribute any or all of the amounts deferred by or for a Participate, as it deems necessary or advisable, including without limitation:
(1)    Any amendment or modification of the Plan to conform the Plan to the requirements of Section 409A or any guidance thereunder (including, without limitation, any amendment or modification of the terms of any applicable to any Participant’s Accounts regarding the timing or form of payment).
(2)    Any cancellation or termination of any unvested interest in a Participant’s Accounts without any payment to the Participant.
(3)    Any cancellation or termination of any vested interest in any Participant’s Accounts, with immediate payment to the Participant of the amount otherwise payable to such Participant.
Any such amendment, modification, cancellation, or termination of the Plan may adversely affect the rights of a Participant without the Participant’s consent.
9.5    Designation of Beneficiary.
(a)    Each Participant shall have the right to designate, revoke and redesignate Beneficiaries hereunder and to direct payment of his Distributable Amount to such Beneficiaries upon his death.
(b)    Designation, revocation and redesignation of Beneficiaries must be made in writing in accordance with the procedures established by the Committee and shall be effective upon delivery to the Committee.
(c)    No designation of a Beneficiary other than the Participant’s spouse shall be valid unless consented to in writing by such spouse. If there is no Beneficiary designation in effect, or the designated Beneficiary does not survive the Participant, then the Participant’s spouse shall be the Beneficiary. If there is no surviving spouse, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary.
(d)    After the Participant’s death, any Beneficiary (other than the Participant’s estate) who is to receive installment payments may designate a secondary beneficiary to receive amounts due under this Plan to the Beneficiary in the event of the Beneficiary’s death prior to receiving full payment from the Plan. If no secondary beneficiary is designated, it shall be the Beneficiary’s estate.
9.6    Governing Law.
Subject to ERISA, this Plan shall be construed, governed and administered in accordance with the laws of the State of California.
9.7    Compliance with Code Section 162(m).
It is the intent of the Company that any Compensation which is deferred under the Plan by a person who is, with respect to the year of distribution, deemed by the Committee to be a “covered employee” within the meaning of Code Section 162(m) and regulations thereunder, which Compensation constitutes either “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder or compensation not otherwise subject to the limitation on deductibility under Code Section 162(m) and regulations thereunder, shall not, as a result of deferral hereunder, become compensation with respect to which the Company in fact would not be entitled to a tax deduction under Code Section 162(m). If the Company determines in good faith prior to a Change in Control that there is a reasonable likelihood that any distribution under this Plan is payable to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Committee to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Company may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Article IV, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his Beneficiary (in the event of the Participant’s death) commencing as soon as reasonably practicable following the Plan Year in which such Participant’s Separation from Service, Disability or death occurs, or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, this Section 9.7 shall not apply to any distributions made after a Change in Control.
9.8    Payments on Behalf of Persons Under Incapacity.
In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such judgment shall constitute a full release and discharge of the Committee and the Company.
9.9    Limitation of Rights.
Neither the establishment of the Plan nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Company except as provided in the Plan. In no event shall the terms of employment of, or membership on the Board by, any Participant be modified or in any way be affected by the provisions of the Plan.
9.10    Exempt ERISA Plan.
The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.
9.11    Notice.
Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of PayPal Holdings, directed to the attention of the General Counsel and Secretary of PayPal Holdings. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
9.12    Errors and Misstatements.
In the event of any misstatement or omission of fact by a Participant to the Committee or any clerical error resulting in payment of benefits in an incorrect amount, the Committee shall promptly cause the amount of future payments to be corrected upon discovery of the facts and shall pay or, if applicable, cause the Plan to pay, the Participant or any other person entitled to payment under the Plan any underpayment in a lump sum or to recoup any overpayment from future payments to the Participant or any other person entitled to payment under the Plan in such amounts as the Committee shall direct or to proceed against the Participant or any other person entitled to payment under the Plan for recovery of any such overpayment.
9.13    Pronouns and Plurality.
The masculine pronoun shall include the feminine pronoun, and the singular shall include the plural where the context so indicates.
9.14    Severability.
In the event that any provision of the Plan shall be declared unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if such unenforceable or invalid provision had never been included herein.
9.15    Status.
The establishment and maintenance of, or allocations and credits to, the Accounts of any Participant shall not vest in any Participant any right, title or interest in and to any Plan assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan.
9.16    Headings.
Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.